Exhibit 10.9 Executive Compensation Arrangements:

In addition to the formal written executive compensation plans and arrangements disclosed in this report on Form 10-K, the Company maintains the following compensation arrangement in which the named executive officers participated in fiscal 2004

The Company’s compensation program can be generally described as being comprised of two primary components: (a) base salary and benefits, and (b) executive incentive compensation programs. Base salary and benefits include items such as retirement plan benefits and insurance programs, and are intended to adequately compensate executive officers and employees for capable performance of their core duties and responsibilities associated with their positions. The named executive officers and four other senior officers participated in a two-tiered executive incentive plan for 2004. This plan is not set forth an any formal plan document. This plan covered fiscal year 2005 and was approved by the Company’s Board of Directors. The first tier of this plan provided for an incentive payment determined by meeting a certain earnings threshold. The second tier provided for an additional incentive payment based on individually assigned goals such as loan and deposit growth, quality measures, and implementation of strategic plan initiatives. Individual payments to these named executive officers and senior officers under this two-tiered program ranged from 8.53% to 11% of base salary. An accrual for payment of these incentives was booked in 2004, but actual payments were made to participating individuals until early in 2005